Exhibit  10.2

     AGREEMENT

     This agreement (the "AGREEMENT") made and entered into by, between and among Bion Environmental Technologies, Inc. (hereinafter "BION"), a corporation organized under the laws of Colorado and having a place of business at 555 17th Street, Suite 3310, Denver, CO 80202 and John Finamore, nominee for a business entity to be formed by individuals who are currently principals of Crystal Springs Farms, LLC, (hereinafter called "X") having a place of business at 415 Main Street, Wray, CO 80758, (BION and X are collectively the "PARTIES"). This AGREEMENT becomes effective on the date first signed below.

1.    WARRANT:
A. BION hereby agrees to issue to X a warrant to purchase up to one million (1,000,000) shares of common stock of BION in the form attached as Exhibit A under the following terms:
i. Shares purchased under this warrant will be two year restricted and legended common stock of BION.

ii.          The  purchase  price  of  the  shares  will  be  $7.00 per share.

iii. The warrant exercise period will commence on the effective date of this AGREEMENT and will expire on June 30, 1999.

iv. Should BION negotiate any private placement sale of stock at any price during the exercise period of the warrant X shall have a period of thirty (30) days from notification by BION of the private placement to purchase a number of shares up to or equal to the number of shares in the private placement (the "P SHARES") at $7.00 per share. Such purchase by X shall reduce the number of shares available under the warrant on a one for one basis. Should X elect not to purchase any of the shares under this section, the warrant shall be reduced by the number of P SHARES. Should X purchase some number of shares less than the number of P SHARES the warrant shall be reduced by the total number of P SHARES.

v. Any purchase of shares under the terms of the warrant and this AGREEMENT shall be evidenced by a completed Investor Representation Agreement substantially in the form of the one attached hereto as Exhibit B.

B. Within the period set forth in applicable regulations after the signing of this AGREEMENT, X shall file a Schedule 13 (and such other filings as may be required) with the United States Securities and Exchange Commission and provide a full and complete copy of such Schedule 13 to BION.

2.    SALES  REPRESENTATION:
BION and X agree that X may from time to time undertake activities designed to sell Bion NMS systems or assist BION in such sales activities. In the event that a sale is made as a direct result of these efforts, a cash commission in an amount to be negotiated for each sale will be paid by BION to X. If either of the PARTIES desire to pay or receive such commission in Bion Environmental Technologies, Inc. common stock (or equivalents) or in BionSoil, the PARTIES agree to negotiate in good faith as to the quantity and price of such substitute payment.

3. X (including any affiliates thereto) agrees to use the Bion NMS waste treatment technology for any animal raising or other similar projects where the technology is an appropriate solution to waste and wastewater handling issues, and BION agrees to provide the technology under terms essentially similar to those contained in the Bion NMS' Installation Agreement between BION and Crystal Springs Farms, LLC dated July 1, 1998.


BION  ENVIRONMENTAL                                        X
TECHNOLOGIES,  INC.:

By:        /s/  M.  Duane  Stutzman                 By:      /s/ John Finamore
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Title:    Authorized  Agent                    Title:      Authorized  Agent
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